CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 24, 2026, relating to the financial statements and financial highlights of ClearShares OCIO ETF, ClearShares Ultra-Short Maturity ETF, and ClearShares Piton Intermediate Fixed Income ETF, each a series of ETF Series Solutions, which are included in Form N-CSR for the year ended May 31, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
September 25, 2026